Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Magellan Health Services, Inc. of our report dated February 25, 2009, with respect to the consolidated financial statements of Magellan Health Services, Inc., included in the 2008 Annual Report to Shareholders of Magellan Health Services, Inc..

Our audits also included the financial statement schedule of Magellan Health Services, Inc. listed in Item 15(a). This schedule is the responsibility of Magellan Health Services, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 25, 2009, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the following Registration Statements of Magellan Health Services, Inc.:

Form	Registration Number	Date Filed
S-8	333-151509	5/20/2008
S-8	333-141056	3/05/2007
S-8	333-134202	5/17/2006
S-8	333-134201	5/17/2006
S-8	333-134199	5/17/2006
S-8	333-123222	3/09/2005

of our report dated February 25, 2009, with respect to the consolidated financial statements of Magellan Health Services, Inc. incorporated herein by reference, our report dated February 25, 2009, with respect to the effectiveness of internal control over financial reporting of Magellan Health Services, Inc., included herein, and our report included in the preceding paragraph with respect to the financial statement schedule of Magellan Health Services, Inc. included in this Annual Report

(Form 10-K) of Magellan Health Services, Inc. for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 25, 2009